Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of RadView Software Ltd. for the registration of up to 274,584,157 of its ordinary shares, and to the incorporation by reference therein of our report dated June 28, 2007, with respect to the consolidated financial statements of RadView Software Ltd. included in its Annual Report (on Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer —————————————— Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
July 30, 2007